Exhibit 99.1

RISK FACTORS

Risks Relating to the Financial Services Industry and Financial Markets

The U.S. government’s proposed plan to purchase large amounts of illiquid, mortgage-backed and other securities from financial institutions may not be enacted and, even if enacted, there can be no assurance as to the impact of this plan on the financial markets.

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, President Bush and leaders in the U.S. Congress agreed on September 28, 2008 on the terms of a legislative proposal for the EESA. Pursuant to the EESA, the U.S. Treasury would have the authority to, among other things, purchase up to $700 billion of mortgage-backed and other securities from financial institutions for the purpose of stabilizing the financial markets. The proposed legislation was rejected by the U.S. House of Representatives on September 29, 2008, and that rejection led to the largest point drop of the Dow Jones Industrial Average in its history. The U.S. Senate approved an amended version of the EESA on October 1, 2008. It has been reported that the U.S. House of Representatives is expected to reconsider the legislation on October 3, 2008. It is not clear whether the U.S. House of Representatives will approve the EESA and, even if it does, when it will do so and what version of the legislation it will approve. It is also not clear whether the President will endorse any version of the legislation that Congress may adopt. Accordingly, there can be no assurance as to when, if or in what form the proposed legislation will be approved by the U.S. Congress and signed into law by the President. Even if adopted, there can be no assurance what impact the EESA will have on the financial markets, including the extreme levels of volatility currently being experienced. Although we do not currently intend to sell securities to the U.S. Treasury pursuant to the EESA, the failure of the U.S. government to adopt the EESA or a similar program could have a material adverse effect on the financial markets, which in turn could materially and adversely affect our business, financial condition and results of operations.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing extreme volatility and disruption for more than 12 months. In recent weeks, the volatility and disruption have reached unprecedented levels. In some cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers. A large portion of GE Capital’s borrowings have been issued in the commercial paper markets and, although GE Capital has continued to issue commercial paper, there can be no assurance that such markets will continue to be a reliable source of short-term financing for GE Capital. If current levels of market disruption and volatility continue or worsen, or if we cannot lower our asset levels as planned, we would seek to repay commercial paper as it becomes due or to meet our other liquidity needs using the net proceeds of GE’s equity offering and the investment by Berkshire Hathaway Inc., by drawing upon contractually committed lending agreements primarily provided by global banks and/or by seeking other funding sources. However, under such extreme market conditions, there can be no assurance such agreements and other funding sources would be available or sufficient.

Difficult conditions in the financial services markets have materially and adversely affected the business and results of operations of GE Capital and we do not expect these conditions to improve in the near future.

Dramatic declines in the housing market during the prior year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers including other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally.

On September 25, 2008, GE revised its guidance for the third quarter and full year 2008, reflecting the unprecedented weakness and unpredictability in the financial services markets. Although GE’s industrial businesses (other than the Consumer & Industrial business) remain strong, we anticipate that the difficult conditions in the financial markets are not likely to improve in the near future. GE Capital’s third quarter and full year 2008 earnings have been adversely affected by, among other things, higher loss provisions related to some of its lending assets, lower gains on the sale of financial assets and a decrease in the size of its asset base. As a result, we expect that GE Capital’s earnings will be substantially lower, for third quarter and full year 2008 compared to third quarter and full year 2007.

The soundness of other financial institutions could adversely affect GE Capital.

GE Capital has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks and other institutional clients. Many of these transactions expose GE Capital to credit risk in the event of default of its counterparty or client. In addition, GE Capital’s credit risk may be exacerbated when the collateral held by it cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to it. GE Capital also has exposure to these financial institutions in the form of equity investments and unsecured debt instruments. There can be no assurance that any such losses or impairments to the carrying value of its financial assets would not materially and adversely affect GE Capital’s business and results of operations.

The real estate markets are highly uncertain.

We provide financing for the acquisition, refinancing and renovation of various types of properties. We also consider opportunities to buy and sell properties, which may result in significant outlays or proceeds of cash, either individually or in the aggregate. The profitability of real estate investments is largely dependent upon the specific geographic market in which they are located and the perceived value of that market at the time of sale. We may have difficulty optimizing that mix and such activity may vary significantly from one year to the next. Under current market and credit conditions, there can be no assurance as to the level of sales we will complete or the net sales proceeds we will realize. In addition, our funding transactions expose GE Capital to credit risk in the event of default.

In addition, we are a residential mortgage lender in certain geographic markets that have been and may continue to be adversely affected by declines in real estate values and home sale volumes, job losses and other factors that may negatively impact the credit performance of our mortgage loans. Our allowance for loan losses on these mortgage loans is based on our analysis of current and historical delinquency and loan performance, as well as other management assumptions that may be inaccurate predictions of credit performance in this environment.

Failure to maintain our “Triple-A” credit ratings could adversely affect our cost of funds and related margins, liquidity, competitive position and access to capital markets.

The major debt agencies routinely evaluate our debt and have given their highest credit ratings to us. This evaluation is based on a number of factors, which include financial strength as well as transparency with rating agencies and timeliness of financial reporting. On September 25, 2008, GE reaffirmed its longstanding commitment to maintaining its “Triple A” ratings and announced that it is taking certain steps to strengthen its capital and liquidity position, including reducing the level of dividends it receives from GE Capital from 40% to 10% of GE Capital’s earnings, suspending the repurchase of its common stock, reducing GE Capital’s commercial paper debt to a level of 10 to 15%

of GE Capital’s total debt and reducing the size of its financial services business so that it contributes only approximately 40% of its total earnings by the end of 2009. GE also announced that GE Capital’s long-term funding plan for 2008 has been completed. Following this announcement, Standard & Poor’s Ratings Services affirmed GE Capital’s “AAA” long-term and “A-1+” short-term corporate credit ratings with a stable outlook and Moody’s Investor Services commented that GE’s revised operational and financial strategies for GE Capital “are supportive of” GE’s and GE Capital’s “Aaa” long-term and “Prime-1” short-term ratings with a stable outlook. In light of the difficulties in the financial services industry and the difficult financial markets, however, there can be no assurance that GE will successfully complete these steps or, in the event of further deterioration in the financial markets, that completion of these steps and any others GE might take in response, will be sufficient to allow it to maintain its “Triple A” ratings. Failure to do so could adversely affect GE’s cost of funds and related margins, liquidity, competitive position and access to capital markets.

Other Business Risks

Our global growth is subject to a number of economic and political risks.

We conduct our operations in virtually every part of the world. Global economic developments affect businesses such as ours in many ways. Operations are also subject to the effects of global competition. Our global business is affected by local economic environments, including inflation, recession and currency volatility. Political changes, some of which may be disruptive, can interfere with our supply chain, our customers and all of our activities in a particular location. While some of these risks can be hedged using derivatives or other financial instruments and some are insurable, such attempts to mitigate these risks are costly and not always successful, and our ability to engage in such mitigation has decreased or become even more costly as a result of recent market developments.

The success of our business depends on achieving our objectives for strategic acquisitions and dispositions.

With respect to acquisitions and mergers, we may not be able to identify suitable candidates at terms acceptable to us, or may not achieve expected returns and other benefits as a result of integration challenges, such as personnel and technology. We will continue to evaluate the potential disposition of assets and businesses that may no longer help us meet our objectives. When we decide to sell assets or a business, we may encounter difficulty in finding buyers or alternative exit strategies on acceptable terms in a timely manner, which could delay the accomplishment of our strategic objectives, or we may dispose of a business at a price or on terms that are less than we had anticipated. These difficulties have been exacerbated in the current credit environment because buyers have difficulty obtaining the necessary financing. In addition, there is a risk that we may sell a business whose subsequent performance exceeds our expectations, in which case our decision would have potentially sacrificed enterprise value. We also may be too optimistic about a particular business’s prospects, in which case we may be unable to find a buyer at a price acceptable to us and therefore may have potentially sacrificed enterprise value.

We are subject to a wide variety of laws and regulations and we are subject to regulatory, investigative and legal actions.

Our businesses are subject to regulation by U.S. federal and state laws and foreign laws, regulations and policies. Changes to laws or regulations may require us to modify our business objectives or affect our returns on investment if existing practices become more restricted, subject to escalating costs or prohibited outright. Particular risks include regulatory risks arising from local laws, such as laws that reduce the allowable lending rate or limit consumer borrowing, from local liquidity regulations that may increase the risks of not being able to retrieve assets, and changes to tax law that may affect our return on investments. For example, GE’s effective tax rate is reduced because active business income earned and indefinitely reinvested outside the United States is taxed at less than the U.S. rate. A significant portion of this reduction depends upon a provision of U.S. tax law that defers the imposition of U.S. tax on certain active financial services income until that income is repatriated to the United States as a dividend. This provision is consistent with international tax norms and permits U.S. financial services companies to compete more effectively with foreign banks and other foreign financial institutions in global markets. This provision, currently scheduled to expire at the end of 2008, has been scheduled to expire and has been extended by Congress on four previous occasions, but there can be no assurance that it will continue to be extended. A one-year extension of this provision is included in separate bills recently passed by the U.S. Senate and the House of Representatives. However, the bills differ in several respects, and Congress may adjourn without passing an extension of this provision. In the event Congress does not ultimately extend this provision, the current U.S. tax imposed on active financial services income earned outside the United States would increase, making it more difficult for U.S. financial services companies to compete in global markets. If this provision is not extended, we expect our effective tax rate to increase significantly after 2010.

We and our subsidiaries, our businesses and the industries in which we operate are at times being reviewed or investigated by regulators, which could lead to enforcement actions, fines and penalties or the assertion of private litigation claims and damages. These include investigations by the Department of Justice Antitrust Division and the SEC of the marketing and sales of guaranteed investment contracts, and other financial instruments, to municipalities by certain subsidiaries of GE Capital, as described in our Form 10-Q for the quarter ended June 30, 2008, and an investigation by the SEC of possible violations of the securities laws with respect to certain accounting issues as described in our Form 8-K dated September 5, 2008.